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Exhibit 23 - Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-63278) pertaining to the Avatar Holdings Inc. Amended and Restated Incentive and Capital Accumulation Plan for the registration of 900,000 shares of common stock of Avatar Holdings Inc., of our report dated February 26, 2003 (except for Note U as to which the date is March 20, 2003), with respect to the consolidated financial statements and schedule of Avatar Holdings Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

                                                               ERNST & YOUNG LLP

Miami, Florida
March 24, 2003